Exhibit 3.1

FORWARD INDUSTRIES, INC.

CERTIFICATE OF FORMATION

Forward Industries, Inc., a Texas corporation (the “Corporation”), hereby certifies as follows:

A. Forward Industries, Inc., a New York corporation (the “New York Corporation”), with its initial mailing address at 700 Veterans Memorial Highway, Suite 100, Hauppauge, New York 11788, was originally incorporated on March 1, 1961.

B. The New York Corporation shall be merged into a corporation incorporated under the laws of the State of Texas under the name “Forward Industries, Inc.” on or around March 4, 2026, pursuant to a plan of merger, under which the New York Corporation shall merge into the Corporation.

Article I: NAME

The name of this corporation is Forward Industries, Inc.

Article II: AGENT FOR SERVICE OF PROCESS

The address of the registered office of the Corporation in the State of Texas is 1999 Bryan St., #900, Dallas, TX 75201-3136 and the name of the registered agent of the Corporation in the State of Texas at such address is CT Corporation System.

Article III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

Article IV: AUTHORIZED STOCK

1. Total Authorized. The aggregate number of shares which the Corporation shall have the authority to issue is three-hundred and four million (304,000,000), $0.01 par value per share, of which four million (4,000,000) shall be deemed preferred stock (the “Preferred Stock”) and three hundred million (300,000,000) shall be deemed common stock (the “Common Stock”).

2. Common Stock and Preferred Stock.

2.1 The Corporation’s Board of Directors (“Board of Directors”) is authorized, subject to any limitations prescribed by the law of the State of Texas, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Common Stock or Preferred Stock, out of the unissued shares of Common Stock or Preferred Stock (as applicable), in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Texas (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series and, except where otherwise provided in the applicable Certificate of Designation, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Common Stock or Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Common Stock or Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of the Common Stock or the holders of Common Stock or Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, Preferred Stock, or any future class or series of capital stock of the Corporation.

1

3. Rights of Common Stock.

3.1 Voting Rights. Except as otherwise expressly provided by this Certificate of Formation or as required by the TBOC, the holders of shares of Common Stock (and, except as provided the any applicable Certificate of Designation, the holders of shares of any class of Common Stock or Preferred Stock) shall (a) vote as a single class or series, and separate voting by class or series shall not (except as expressly set forth in Section 3.5 of this Article IV) be required for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction” as defined in the TBOC, (b) be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by the TBOC or this Certificate of Formation, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation (including any Certificate of Designation relating to any series of Common Stock or Preferred Stock) that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Common Stock or Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including any Certificate of Designation relating to any series of Common Stock or Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Common Stock shall have the right to one (1) vote per share of Common Stock held of record by such holder. To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Common Stock or Preferred Stock as specified in this Certificate of Formation or in any Certificate of Designation, and further subject to the Bylaws and the provisions of this Certificate of Formation, the vote of shareholders holding a majority of the voting power of the then-outstanding issued and outstanding shares of stock entitled to vote on the matter shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action, including any “fundamental business transaction” and “fundamental action”. When voting as a single class, no class of shares that does not have voting rights shall have any right to participate in such vote.

3.2 Dividends and Distribution Rights. Shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor.

3.3 Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Common Stock or Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably, on a per share basis, all assets of the Corporation available for distribution to its shareholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Common Stock.

3.4 Merger or Consolidation. In the case of any distribution or payment made or other consideration paid in respect, or upon conversion or exchange, of the shares of Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made, or other consideration shall be paid, ratably on a per share basis among the holders of the Common Stock as a single class.

3.5 Determinations by the Board of Directors. In case of an ambiguity in the application of any provision set forth in this Section 3 of this Article IV or in the meaning of any term or definition set forth in this Section 3 of this Article IV, the Board of Directors, or a committee thereof, shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board of Directors (or a committee thereof, as applicable) in accordance with the preceding sentence shall be conclusive and binding on the shareholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board of Directors (or a committee thereof, as applicable), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation.

2

Article V: MATTERS RELATING TO THE BOARD OF DIRECTORS

1. Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Initial Directors. The number of directors constituting the initial Board of Directors is five (5) and their names and addresses are as follows:

Name:	Address:
1. Pyahm (Kyle) Samani	700 Veterans Memorial Hwy, Suite 100, Hauppauge, NY 11788
2. Michael Pruitt	700 Veterans Memorial Hwy, Suite 100, Hauppauge, NY 11788
3. Sangita Shah	700 Veterans Memorial Hwy, Suite 100, Hauppauge, NY 11788
4. Keith Johnson	700 Veterans Memorial Hwy, Suite 100, Hauppauge, NY 11788
5. Saurabh Sharma	700 Veterans Memorial Hwy, Suite 100, Hauppauge, NY 11788

3. Terms; Removal; Number of Directors; Vacancies and Newly Created Directorships.

3.1 Terms. The terms of office of the directors serving in the initial directors shall expire at the annual meeting following their election, subject to the other provisions of this Article V. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission.

3.2 Removal. Directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3.3 Number of Directors. The total number of directors constituting the Board of Directors shall be fixed from time to time solely as specified in the Bylaws. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any director.

3.4 Vacancies. Any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) a majority of the remaining directors then in office, although less than a quorum, or (b) the sole remaining director, in each case to the extent permitted by the TBOC. Any director elected to fill a vacancy in accordance with the preceding sentence shall hold office for the remainder of the unexpired term of the director’s predecessor; provided, however, that a director appointed by the Board of Directors to fill a vacancy resulting from an increase in the number of directors shall serve only until the next election of one or more directors by the shareholders at an annual or special meeting of shareholders or until such director’s earlier death, resignation, disqualification or removal. If a director is appointed by the Board of Directors to fill a vacancy created by the increase in the number of directors and the director was assigned to a class of the Board of Directors that is not otherwise up for re-election at the next annual or special meeting of shareholders, then at such shareholders’ meeting the director shall be included in the slate of nominees for election as directors at such meeting to serve for the remaining term associated with the class that the director was assigned by the Board of Directors.

3.5 Certificate of Designation. The foregoing provisions of this Section 3 of Article V shall not apply to any directorship elected separately by one or more classes or series of Common Stock or Preferred Stock hereinafter designated pursuant to Article IV, Section 2.1 unless the terms of such designation so provide.

3.6 Determinations by the Board of Directors. In case of an ambiguity in the application of any provision set forth in this Section 3 of Article V or in the meaning of any term or definition set forth in this Section 3 of Article V (including any such term used in any other provision of this Certificate of Formation), the Board of Directors, or a committee thereof, shall have the power, in its sole discretion, to determine the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board of Directors (or a committee thereof, as applicable) in accordance with the preceding sentence shall be conclusive and binding on the shareholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board of Directors (or a committee thereof, as applicable), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation.

3

4. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

Article VI: DIRECTOR AND OFFICER LIABILITY

1. Limitation of Liability. To the fullest extent permitted by the TBOC, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding sentence, if the TBOC is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

2. Change in Rights. Any amendment or repeal of this Article VI, or the adoption of any provision of this Certificate of Formation inconsistent with this Article VI, shall, unless otherwise required by the TBOC, shall be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

3. Indemnification. To the fullest extent permitted by the TBOC, as the same now exists or may hereafter be amended from time to time, the Corporation is authorized to indemnify, and provide advancement of expenses to, its directors, officers, employees and agents (and any other persons to which the TBOC permits the Corporation to provide indemnification) through provisions in the Bylaws, agreements with such directors, officers, employees, agents or other persons, the vote of shareholders or disinterested directors or otherwise.

Article VII: MATTERS RELATING TO SHAREHOLDERS

1. Action by Written Consent of Shareholders. Subject to the preferential or other rights of any holders of Common Stock or Preferred Stock then outstanding, any action required or permitted to be taken at any meeting of the shareholders of the Corporation, may be taken without a meeting if holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, consent thereto in writing or by electronic transmission.

2. Special Meeting of Shareholders. Special meetings of the shareholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, or the holders owning not less than a majority (or the highest percentage of ownership that may be set under the TBOC) of the voting power of the Corporation’s then-outstanding shares of capital stock entitled to vote at such special meeting.

3. Advance Notice of Shareholder Nominations and Business Transacted at Special Meetings. Advance notice of shareholder nominations for the election of directors of the Corporation and of business to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of shareholders shall be limited to the purpose or purposes stated in the notice of meeting.

4. Shareholder Proposals. The Corporation affirmatively elects to be governed by Section 21.373 of the TBOC during any time that (i) the Corporation’s principal office is located in the State of Texas or (ii) the Corporation is admitted to listing on a stock exchange that (A) has its principal office in the State of Texas and (B) has received approval by the securities commissioner of the State of Texas under Subchapter C, Chapter 4005, Government Code of the State of Texas.

4

Article VIII: SEVERABILITY

If any provision of this Certificate of Formation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Formation (including without limitation, all portions of any section of this Certificate of Formation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.

Article IX: AMENDMENT OF BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors. The shareholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, except as otherwise required by applicable law or this Certificate of Formation, and in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Formation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the shareholders to adopt, amend or repeal any provision of the Bylaws.

Article X: AMENDMENT OF CERTIFICATE OF FORMATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Formation in the manner prescribed by the laws of the State of Texas and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of this Certificate of Formation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote (subject to Section 2 of Article IV hereof), in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Formation (including any Certificate of Designation), and subject to Sections 1 and 2.1 of Article IV hereof, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Section 2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X or Article XI (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Board of Directors has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then such action may be approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Formation, including any Certificate of Designation).

Article XI: JURY TRIAL WAIVER

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have irrevocably and unconditionally waived any right it may have to a trial by jury in any legal action, proceeding, cause of action, counterclaim, cross-claim or third-party claim arising out of or relating to any “internal entity claim” as that term is defined in Section 2.115 of the TBOC, to the fullest extent permitted by applicable law.

***

5

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized representative, effective as of the date hereof.

Date: March 3, 2026	FORWARD INDUSTRIES, INC.
	By:	/s/ Georgia Quinn
Name: Georgia Quinn Title: General Counsel

6